Exhibit 99.1

Contact: Lynn Liddle

Executive Vice President

Communications, Investor Relations and Legislative Affairs

(734) 930-3008

Lynn.liddle@dominos.com

Domino’s Pizza Announces Retirement of CFO Michael T. Lawton

and Promotion of Jeffrey D. Lawrence to Executive Vice President and CFO

ANN ARBOR, Michigan, July 16, 2015: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced that Michael T. Lawton (56) will be retiring as the Company’s Chief Financial Officer after 16 years of service with the company. He will be succeeded by Jeffrey D. Lawrence (41), current Treasurer of Domino’s, who has been with the Company since 2000. Lawton plans to depart at the end of August, following a brief transition period.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said, “I can’t say enough great things about both these executives. Mike has not only been a terrific CFO, but a strong former leader of our international business – as well as a talented and flexible general business manager who has helped me by running both our IT and supply chain businesses during transition times.”

Doyle continued, “Jeff has very deep institutional knowledge, having served in just about every area of finance we have, and was the VP and Corporate Controller when we took the company public in 2004. He’s been central to virtually every major transaction we have completed. He, too, has had experience in our international division, a critical perspective for this key leadership role.”

Lawrence’s official title will be Executive Vice President and Chief Financial Officer, and will report to CEO Doyle.

Lawrence began his career in public accounting with Arthur Andersen. He started at Domino’s in May 2000 as Director of Financial Reporting. He was promoted to Vice President and Corporate Controller in March of 2002, and moved to Vice President of International Finance in September 2008. He took over as Treasurer in January 2014, responsible for tax, treasury, risk management, financial planning and analysis and business insights. He has a Bachelor of Business Administration with a major in Accounting from Wayne State University in Detroit, and is a Certified Public Accountant. He also holds a Master of Business Administration from the University of Michigan in Ann Arbor. Jeff lives in Brighton, Michigan, with his wife Tricia and three children.

Lawrence commented on his new post: “I love this company, and am both honored and humbled to represent Domino’s as its Chief Financial Officer. I’m very excited by the opportunities we have to continue to create great value for our shareholders, franchisees and team members.”

Outgoing CFO Lawton joined Domino’s in 1999 as head of finance for the Company’s international division. He was named Executive Vice President of International in October 2004 and was appointed CFO in August 2010. Prior to Domino’s, Lawton was with Gerber Products Company in both finance and general management positions. He is a member of the Board of Directors of the Lazy Boy Furniture Company in Monroe, Michigan.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery, with a significant business in carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 11,900 stores in over 80 international markets. Domino’s had global retail sales of over $8.9 billion in 2014, comprised of more than $4.1 billion in the U.S. and nearly $4.8 billion internationally. In the second quarter of 2015, Domino’s had global retail sales of nearly $2.2 billion, comprised of $1.1 billion in the U.S. and $1.1 billion internationally. Its system is comprised of franchise owners who accounted for nearly 97% of Domino’s stores as of the second quarter of 2015. Emphasis on technology innovation helped Domino’s generate approximately 50% of U.S. sales from digital channels at the end of 2014, and reach an estimated run rate of $4.0 billion annually in global digital sales. Domino’s features an ordering app lineup that covers nearly 95% of the U.S. smartphone market and has recently introduced several innovative ordering platforms, including Ford SYNC®, Samsung Smart TV® and Pebble Watch, as well as Twitter and text message using a pizza emoji. In June 2014, Domino’s debuted voice ordering for its iPhone® and Android™ apps, a true technology first within traditional and e-commerce retail.

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